Exhibit 8.1

SIMPSON THACHER & BARTLETT LLP
425 Lexington Avenue
New York, N.Y. 10017-3954

(212) 455-2000

June 30, 2006

Toronto Dominion Bank
Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, Ontario, M5K 1A2

Ladies and Gentlemen:

        We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission of your Registration Statement on Form F-3 dated May 5, 2005 under the Securities Act of 1933, as amended, (the "Registration Statement") and your Prospectus dated October 3, 2005, as supplemented by the Prospectus Supplement dated June 30, 2006 (the "Prospectus") with respect to the offering of up to $1,000,000,000 aggregate principal amount of notes (the "Notes") to be issued pursuant to the terms of the Indenture, dated as of June 30, 2006, between you and The Bank of New York, a New York banking corporation, as trustee, (the "Indenture").

        In delivering this opinion letter, we have reviewed and relied upon: (i) the Prospectus; (ii) the Indenture; and (iv) the Distribution Agreement, dated as of June 30, 2006 between the you and TD Securities (USA) LLC (the "Distribution Agreement"). We have also examined and relied upon originals, or duplicates or certified or conformed copies, of such records and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or conformed copies, and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein and in the Prospectus, we are of the opinion that the statements set forth in the Prospectus under the caption "United States Federal Income Taxation," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

        We express no opinion with respect to the transactions referred to herein or in the Prospectus other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as Notes and that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position. Nevertheless, we believe that if challenged, the opinions we express herein would be sustained by a court with jurisdiction in a properly presented case.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal tax law of the United States.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP